Exhibit 99.1

For Immediate Release	Contacts:

CFO
Richard H. Wiley
44 (0)20 8564 4203

Investor Relations
Sarah Merefield CFA
44 (0)20 8564 4205

Samsonite Reports First Quarter Fiscal 2008 Results

Mansfield, Massachusetts, June 7, 2007 — SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today reported revenue of $264.7  million, operating income of $19.4 million and net loss to common stockholders of $3.0 million, or net loss of less than $0.01 per common share, for the quarter ended April 30, 2007.  These results compare to revenue of $241.0 million, operating income of $19.1 million and net income to common stockholders of $1.0 million, or net income of $0.01 per common share, for the first quarter of the prior year. Net income for the prior year includes a benefit of $1.4 million, or $0.01 per common share, relating to the cumulative effect of an accounting change.  Net loss to common stockholders before the effect of the accounting change was $0.4 million, or less than $0.01 per common share, for the prior year.  Operating income reflects deductions for restructuring charges of $1.3 million in fiscal 2008 and an asset impairment charge of $1.6 million in fiscal 2007.  In fiscal year 2008, these charges relate to the planned closure of the Company’s Denver, Colorado facilities and related consolidation of its corporate functions in its Mansfield, Massachusetts office and the planned relocation of distribution functions from the Company’s Denver, Colorado facilities to the southeast region of the U.S.  The prior year asset impairment relates to the closure of the Company’s manufacturing plant in Samorin, Slovakia.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted to exclude certain items of other income and expense, minority interests, restructuring charges, stock-based compensation expense and ERP project expenses), a measure of core business cash flow, was $30.8 million for the first quarter of the current year compared to $29.2 million for the first quarter of the prior year.

During the first quarter of fiscal 2008, the Company implemented its new ERP software system in the United States and, as a result, experienced a slowdown in customer order processing and product shipments in the region. The Company estimates that its reported North American sales for the quarter ended April 30, 2007 were adversely affected by approximately $9.5 million due to customer order cancellations and retail inventory shortages in its company-

operated retail stores due to the slowdown in product shipments.  This resulted in an adverse effect on gross profit margin during the quarter of approximately $3.7 million.  In addition, the Company recorded a charge of $0.5 million for customer penalties due to these product shipment issues. The Company also believes that customers withheld more than $4.0 million in product orders during the quarter because of issues surrounding product shipments in the United States. Subsequent to quarter-end the Company’s operations in the United States returned to near normal levels of customer order processing and product shipments.

Chief Executive Officer, Marcello Bottoli, stated: “The Company had a solid first quarter, delivering robust sales growth, significant gross margin improvement and good progress in working capital efficiency.  Net first quarter sales rose 9.8% year-on-year (5.0% year-on-year on a constant currency basis), while quarterly gross margins increased 200 basis points to 53.1%, compared to prior year.  Sales growth of $23.7 million to $264.7 million was achieved despite an 11.0% sales decline in North America, where implementation of our new ERP software in the United States slowed shipments for a portion of the quarter. Subsequent to quarter end, the United States resumed more normal shipping patterns. Overall, I am pleased with this performance, which demonstrates continued progress in the implementation of our strategic plan.”

Richard Wiley, Chief Financial Officer, commented:  “The Company’s strategy of streamlining operations while delivering top line growth contributed to a 5.4% year-on-year increase in first quarter Adjusted EBITDA, to $30.8 million.  The 5.0% increase in first quarter sales on a constant currency basis compared to the prior year was driven primarily by economic growth in Asia, price increases in Europe and contributions from joint ventures in Asia and the U.S. that were completed in the second quarter of fiscal 2007.  Execution of our strategic plan to improve margins resulted in a 200 basis point increase in gross profit margins to 53.1% in the first quarter from 51.1% in the prior year.  This was driven by a combination of price increases, improved sales mix and lower fixed manufacturing and direct product costs.  In the last twelve months, average net working capital efficiency improved 70 basis points over the prior year to 15.5% of sales as of April 30, 2007.  The Company’s debt net of cash position as of April 30, 2007 was $430.5 million.”

Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE® Black Label, LAMBERTSON TRUEX®, SAMSONITE®, AMERICAN TOURISTER®, LACOSTE® and TIMBERLAND®.

A summary of the Company’s calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), and a summary of the Company’s earnings (losses) under generally accepted accounting principles are attached as part of this release. As calculated by the Company, “Adjusted EBITDA” includes its operating earnings before interest, taxes, depreciation and amortization, as adjusted to exclude certain items of other income and expense, preferred stock dividends, minority interests, asset impairment charges, restructuring charges, stock-based compensation expense, and ERP project expenses.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under generally accepted accounting principles in the U.S. (“GAAP”). Rather, Adjusted EBITDA is a measure of operating performance that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, certain items of other income and expense and preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. The Company believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. The Company’s lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. The Company also believes that disclosure of these figures is meaningful to investors because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating income (loss) and net income (loss) as measures of operating performance under GAAP.  The Company also uses Adjusted EBITDA (modified for currency caused fluctuations) for incentive compensation purposes.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as “proposed,” “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and “expect”, and similar expressions (and their negatives).  Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements.  These factors include, among others, events which negatively affect consumer confidence or travel levels; general economic and business conditions, including foreign currency fluctuations; complications associated with our implementation of SAP information management software; changes in interest rates; reliance on third party manufacturers; changes in consumer demands and fashion trends; changes in methods of distribution and customer purchasing patterns; factors associated with our concentrated voting stock; factors associated with or exacerbated by our leveraged capital structure; and competition.  More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company’s filings with the United States Securities and Exchange Commission.  Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Earnings and Adjusted EBITDA Summary
April 30, 2007 and 2006
(in thousands, except per share data)

	Three months ended
	April 30,
	2007	2006
	(unaudited)
Net sales	$264,695	240,977
Cost of goods sold	124,098	117,746
Gross profit	140,597	123,231

Selling, general and administrative expenses	119,512	102,328
Amortization of intangible assets	356	151
Asset impairment charge	—	1,623
Provision for restructuring operations	1,302	—
Operating income	19,427	19,129

Interest expense and amortization of debt issue costs	(8,530)	(7,076)
Interest income and other expense, net	(1,666)	(508)

Income before income taxes and minority interests	9,231	11,545
Income tax expense	(8,717)	(6,049)
Minority interests in earnings of subsidiaries	(3,468)	(1,995)
Net income (loss) before cumulative effect of an accounting change	(2,954)	3,501

Cumulative effect of an accounting change	—	1,391

Net income (loss)	(2,954)	4,892
Preferred stock dividends	—	(3,880)

Net income (loss) to common stockholders	$(2,954)	1,012

Income (loss) per common share before cumulative effect of an accounting change	$— *	— *
Cumulative effect of an accounting change	$—	0.01
Net income (loss) per common share - basic and diluted	$— *	0.01

Weighted average shares outstanding - basic and diluted	742,010	227,175

* Less than $(0.01) per share

Net income (loss) to common stockholders reconciled to Adjusted EBITDA
Net income (loss) to common stockholders	$(2,954)	1,012
Cumulative effect of an accounting change	—	(1,391)
Preferred stock dividends	—	3,880
Interest expense and amortization of debt issue costs	8,530	7,076
Interest income	(245)	(571)
Other (income) expense, net	1,912	1,079
Income tax expense	8,717	6,049
Minority interests in earnings of subsidiaries	3,468	1,995
Depreciation expense	5,072	5,135
Amortization of intangible assets	356	151
Asset impairment	—	1,623
Provision for restructuring operations	1,302	—
ERP project expense	3,418	1,606
Stock compensation expense	1,226	1,568

Adjusted EBITDA	$30,802	29,212